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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SPLUNK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SPLUNK INC.
250 Brannan Street
San Francisco, California 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 3:30 p.m. Pacific Time on June 13, 2013

TO THE HOLDERS OF COMMON STOCK
OF SPLUNK INC.:

        The Annual Meeting of Stockholders of Splunk Inc., a Delaware corporation, will be held on June 13, 2013, at 3:30 p.m. Pacific Time, at 139 Townsend Street, Suite 150, San Francisco, California 94107, for the following purposes, as more fully described in the accompanying proxy statement:

  1.
  To elect two Class I directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2014;

  3.
  To conduct an advisory vote to approve the compensation of our named executive officers for the fiscal year ended January 31, 2013, as described in the proxy statement;

  4.
  To conduct an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers; and

  5.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The board of directors of Splunk has fixed the close of business on April 15, 2013 as the record date for the meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

        On or about April 26, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of proxy materials by mail. Instructions on how to access the proxy statement and our fiscal year 2013 annual report may be found in the Notice or on our website at investors.splunk.com.

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

        We appreciate your continued support of Splunk.

Very truly yours, Godfrey R. Sullivan President, Chief Executive Officer and Chairman San Francisco, California April 26, 2013

SPLUNK INC.
250 Brannan Street
San Francisco, California 94107

PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 13, 2013 at 3:30 p.m. Pacific Time

        This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the "Annual Meeting") to be held on June 13, 2013, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at 139 Townsend Street, Suite 150, San Francisco, California 94107, San Francisco, California on June 13, 2013 at 3:30 p.m. Pacific Time. On or about April 26, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

        The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

        You will be voting on:

  •
  the election of two Class I directors to hold office until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

  •
  a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014;

  •
  an advisory vote on executive compensation;

  •
  an advisory vote on the frequency of future advisory votes on executive compensation; and

  •
  any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

        The board of directors recommends a vote:

  •
  FOR the nominees for election as Class I directors;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014;

  •
  FOR the approval of our executive compensation; and

  •
  Every "1 year" for the frequency of future advisory votes on executive compensation.

Who is entitled to vote?

        Holders of our common stock as of the close of business on April 15, 2013, the record date, may vote at the Annual Meeting. As of the record date, we had 103,011,317 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

        Registered Stockholders.    If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

        Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

        If you are a registered stockholder, you may:

  •
  instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone, listed on the Notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 12, 2013 (have your proxy card in hand when you visit the website);

  •
  instruct the proxy holders how to vote your shares by completing and mailing your proxy card (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or

  •
  vote by written ballot in person at the Annual Meeting.

        If you are a beneficial owner, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether Internet or telephone voting is available.

Can I change my vote?

        Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

        If you are a registered stockholder, you may change your vote by:

  •
  entering a new vote by Internet or by telephone by 11:59 p.m. Eastern Time on June 12, 2013;

  •
  returning a later-dated proxy card which must be received by the time of the Annual Meeting; or

  •
  completing a written ballot in person at the Annual Meeting.

        If you are a registered stockholder, you may revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to Splunk's Corporate Secretary or mailed to Splunk Inc., 250 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

        If you are a beneficial owner, you may change your vote by:

  •
  submitting new voting instructions to your broker, bank or other nominee; or

  •
  completing a written ballot at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

        If you are a beneficial owner, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

 What is the effect of giving a proxy?

        Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

        In accordance with the rules of the Securities and Exchange Commission ("SEC"), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 26, 2013, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and keep our Annual Meeting process efficient.

What is a quorum?

        A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("stockholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See "How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?" The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

  •
  Proposal 1:  The election of directors requires a plurality vote of the shares of common stock voted at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "for" are elected as directors. As a result, any shares not voted "for" a particular nominee (whether as a result of stockholder abstaining or a broker non-vote) will not be counted in such nominee's favor and will have no effect on the outcome of the election. You may vote "for" all nominees, "withhold" your authority for all nominees, or "for" all nominees except those specific nominees from whom you "withhold" your vote.

  •
  Proposal 2:  The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal.

  •
  Proposal 3:  The approval of our executive compensation must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

  •
  Proposal 4:  The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency that receives the highest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only in accordance with applicable laws, it will not be binding on us or on our board of directors.

How are proxies solicited for the Annual Meeting?

        The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

        Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the other matters submitted for a vote absent direction from you as they are "non-routine" matters.

Is my vote confidential?

        Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Splunk or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

 I share an address with another stockholder, and we received multiple copies of the proxy materials. How may we obtain a single copy of the proxy materials?

        Stockholders who share an address and receive multiple copies of Splunk's proxy materials can request to receive a single copy in the future. To receive a single copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Splunk Inc.
Attention: Investor Relations
250 Brannan Street
San Francisco, California 94107
(415) 848-8400

        Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

        Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 27, 2013. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Splunk Inc.
Attention: Corporate Secretary
250 Brannan Street
San Francisco, California 94107

        Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2014 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

  •
  not earlier than February 10, 2014; and

  •
  not later than the close of business on March 12, 2014.

        In the event that we hold our 2014 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2013 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

  •
  the 90th day prior to such annual meeting; or

  •
  the 10th day following the day on which public announcement of the date of such meeting is first made.

        If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

        You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee's name and qualifications for membership on our board of directors and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see "Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors."

        In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under "Stockholder Proposals" for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

        A copy of our bylaws may be obtained by accessing our filings on the SEC's website at www.sec.gov or on our investor website at http://investors.splunk.com/governance.cfn. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Seven of our directors are independent within the meaning of the independent director rules of The NASDAQ Stock Market. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

        Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

        The following table sets forth the names, ages as of March 31, 2013, and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
David M. Hornik(1)	I	45	Director	2004	2013	2016
Thomas M. Neustaetter(2)	I	61	Director	2010	2013	2016
Continuing Directors
John G. Connors(1)(3)	II	54	Director	2007	2014	—
Nicholas G. Sturiale(2)(3)	II	49	Director	2004	2014	—
Patricia B. Morrison	II	53	Director	2013	2014	—
Stephen G. Newberry(2)	III	59	Director	2013	2015	—
Graham V. Smith(1)	III	53	Director	2011	2015	—
Godfrey R. Sullivan	III	59	President, Chief Executive Officer and Chairman	2008	2015	—

(1)
Member of the audit committee

(2)
Member of the compensation committee

(3)
Member of the nominating and corporate governance committee

Nominees for Director

        David M. Hornik has served as a member of our board of directors since 2004. Since 2000, Mr. Hornik has been a partner at August Capital, a venture capital firm. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School.

        Our board of directors believes that Mr. Hornik possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of private technology companies focusing on enterprise applications and infrastructure software. Our board of directors also believes that Mr. Hornik brings historical knowledge of the company's business and continuity to the board of directors.

        Thomas M. Neustaetter has served as a member of our board of directors since 2010. Since 1999, Mr. Neustaetter has been a Managing Director at JK&B Capital, a venture capital firm. Prior to joining JK&B Capital, Mr. Neustaetter was a partner at The Chatterjee Group, an affiliate of Soros Fund Management, from 1996 to 1999. Mr. Neustaetter holds a B.A. from the University of California, Berkeley and an M.B.A. and M.S. from the University of California, Los Angeles.

        Our board of directors believes that Mr. Neustaetter possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of private software companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

        John G. Connors has served as a member of our board of directors since 2007. Since 2005, Mr. Connors has been a managing partner at Ignition Partners, LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Connors served in various management positions at Microsoft Corporation from 1989 to 2005, including most recently as Senior Vice President and Chief Financial Officer from 1999 to 2005. Mr. Connors has served as a member of the board of directors of NIKE, Inc. since 2005. Mr. Connors holds a B.A. from the University of Montana.

        Our board of directors believes that Mr. Connors possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional in the business software and services industry and his experience as an executive of another company in the software industry and as a member of the board of directors and audit and finance committee of a Fortune 500 company. Our board of directors also believes that Mr. Connors brings historical knowledge of the company's business and continuity to the board of directors, as well as accounting experience and financial expertise.

        Patricia B. Morrison was appointed as a member of our board of directors in April 2013. Since 2009, Ms. Morrison has served as Executive Vice President, Customer Care Shared Services and Chief Information Officer at Cardinal Health, Inc., a provider of healthcare services. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009, and Executive Vice President and Chief Information Officer at Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, from 2005 to 2008. Her previous experience also includes Chief Information Officer of Office Depot, Inc. and senior-level information technology positions at PepsiCo, Inc., The Quaker Oats Company, General Electric Company, and The Procter & Gamble Company. Ms. Morrison also previously served on the board of directors for JoAnn Stores, Inc. and SPSS, Inc. Ms. Morrison holds a B.A. and B.S. from Miami University in Oxford, Ohio.

        Our board of directors believes that Ms. Morrison possesses specific attributes that qualify her to serve as a director, including her information technology expertise and professional experience as an executive of other public companies.

        Stephen G. Newberry has served as a member of our board of directors since 2013. Mr. Newberry has been a director of Lam Research Corporation, a supplier of wafer fabrication equipment and services, since 2005, and has served as the chairman of the board of Lam Research since 2012. He served as Lam Research's Chief Executive Officer from 2005 to 2011, President from 1998 to 2010, and Chief Operating Officer from 1997 to 2005. Prior to joining Lam Research, Mr. Newberry held various executive positions at Applied Materials, Inc., a provider of manufacturing solutions for the semiconductor, flat panel display and solar industries. Mr. Newberry also serves on the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems. Mr. Newberry holds a B.S. from the United States Naval Academy and completed an executive education program at Harvard Business School.

        Our board of directors believes that Mr. Newberry possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings to the Board as a former executive of global technology companies.

        Graham V. Smith has served as a member of our board of directors since 2011. Since 2008, Mr. Smith has served as Executive Vice President and Chief Financial Officer at salesforce.com, inc., a provider of enterprise cloud computing software. He also served as salesforce.com's Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Prior to joining salesforce.com, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a software company, from 2003 to

2007. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

        Our board of directors believes that Mr. Smith possesses specific attributes that qualify him to serve as a director, including his financial expertise and professional experience as an executive of other public software companies.

        Nicholas G. Sturiale has served as a member of our board of directors since 2004. Since 2012, Mr. Sturiale has served as a managing partner at Ignition Partners LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Sturiale served as a general partner at Jafco Ventures, a venture capital firm, from 2009 to 2012. In 2008, Mr. Sturiale served as a managing director at The Carlyle Group, a global alternative asset management firm. From 2000 to 2008, Mr. Sturiale served as a general partner at Sevin Rosen Funds, a venture capital firm. Mr. Sturiale remains a partner with Sevin Rosen Funds and an officer and director of Sevin Rosen Bayless Management Company, an affiliate of Sevin Rosen Funds. Mr. Sturiale holds a B.S. from California State University, Chico and an M.B.A. from the University of California, Berkeley.

        Our board of directors believes that Mr. Sturiale possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of private technology companies. Our board of directors also believes that Mr. Sturiale brings historical knowledge of the company's business and continuity to the board of directors.

        Godfrey R. Sullivan has served as our President, Chief Executive Officer and a member of our board of directors since 2008, and as our Chairman since 2011. Prior to joining us, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, from 2001 to 2007, where he served in various executive roles, most recently as President and Chief Executive Officer, and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005 and Informatica Corporation, a data integration software provider, since 2008. Mr. Sullivan holds a B.B.A. from Baylor University.

        Our board of directors believes that Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his experience as an executive and as a member of the board of directors of other companies in the enterprise software industry. Our board of directors also believes that he brings professional experience as an executive director of other software companies, historical knowledge of the company's business, operational expertise and continuity to the board of directors.

Director Independence

        Our common stock is listed on The NASDAQ Global Select Stock Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company's board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company's audit, compensation, and nominating and corporate governance committees must be independent. Under the rules of The NASDAQ Stock Market, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

        In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        Our board of directors has undertaken a review of the independence of each director. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our board of directors has determined that Messrs. Connors, Hornik, Neustaetter, Newberry, Smith and Sturiale and Ms. Morrison, representing seven of our eight directors, are "independent" as that term is defined under the rules of The NASDAQ Stock Market for purposes of serving on our board of directors.

        We have entered into commercial dealings with salesforce.com that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. Salesforce.com is our customer, and we are a customer of salesforce.com. We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Smith, one of our directors, is an executive officer of salesforce.com. In reviewing this relationship, our board of directors determined that Mr. Smith does not and did not have a direct or indirect material interest in any such commercial dealings and that this relationship does not impede the ability of Mr. Smith to act independently on our behalf and on behalf of our stockholders.

Leadership Structure

        Mr. Sullivan currently serves as both Chairman of our board of directors and our President and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Sullivan's leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since September 2008, Mr. Sullivan is best positioned to identify strategic priorities, lead critical discussions and execute our strategy and business plans. Independent directors and management may have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise and possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. The board of directors believes that Mr. Sullivan's combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

        We believe, and our corporate governance guidelines provide, that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the board of directors. Because our Chief Executive Officer, Mr. Sullivan, is our Chairman, our board of directors appointed Mr. Connors to serve as our lead independent director. As lead independent director, Mr. Connors presides over periodic meetings of our independent directors outside the presence of management, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

        During our fiscal year ended January 31, 2013, the board of directors held seven meetings, and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member, except for Mr. Smith, who attended approximately 74% of such meetings. Of the meetings Mr. Smith did not attend, one was an audit committee meeting convened to determine the arms-length status of a related party transaction between us and salesforce.com, as disclosed above in this proxy statement. As the Chief Financial Officer of salesforce.com, Mr. Smith was an interested director and would have otherwise had to recuse himself from the discussions. Mr. Smith also missed an audit committee meeting convened to review comments on one of our unaudited periodic reports. Mr. Smith provided detailed comments in advance of that meeting. Had Mr. Smith attended one additional meeting, he would have attended no less than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

        Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage directors to attend.

        Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

  Audit Committee

        The members of our audit committee are Messrs. Connors, Hornik and Smith. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of The NASDAQ Stock Market and the SEC. Our board of directors has also determined that both Messrs. Connors and Smith are financial experts as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. Mr. Connors serves as our audit committee chair. The audit committee met nine times during the fiscal year ended January 31, 2013.

        Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

  •
  appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

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  approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

  •
  reviewing the qualifications and independence of the independent registered public accounting firm;

  •
  reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

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  reviewing the adequacy and effectiveness of our internal control over financial reporting;

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  establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

  •
  preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

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  reviewing and discussion with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

  •
  reviewing and approving in advance any proposed related person transactions.

        The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock market. A copy of the

Audit Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

  Compensation Committee

        The members of our compensation committee are Messrs. Neustaetter, Newberry and Sturiale. Our board of directors has determined that each of the members of our compensation committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors has also determined that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations, as well as Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Sturiale serves as our compensation committee chair. The compensation committee met seven times during the fiscal year ended January 31, 2013.

        Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

  •
  reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

  •
  reviewing and recommending compensation and the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

  •
  reviewing and approving compensation and corporate goals and objectives relevant to the compensation for executive officers other than our Chief Executive Officer;

  •
  evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

  •
  administering our equity compensation plans for our employees and directors.

        The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

        The compensation committee has delegated certain day-to-day administrative and ministerial functions to our officers under our equity compensation plans.

  Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Messrs. Connors and Sturiale. Our board of directors has determined that each of the members of our nominating and corporate governance committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Mr. Connors serves as our nominating and corporate governance committee chair. The nominating and corporate governance committee met once during the fiscal year ended January 31, 2013.

        Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

  •
  recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

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  evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

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  reviewing succession planning for our Chief Executive Officer and other executive officers and evaluating potential successors;

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  assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our board of directors and its committees;

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  evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

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  reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

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  reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

        The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

        None of Messrs. Sturiale, Neustaetter, Newberry or Scott Thompson (one of our former directors), who serves or has served during the past fiscal year as a member of our compensation committee, is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

        The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, as well as skills that are complementary to those of the existing board; the ability to assist and support management and make significant contributions to our success; and an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities. The nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests.

        Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the board of director and committee evaluations.

        The board of directors uses the services of a third party search firm to help it identify, screen, interview and conduct background investigations of potential director candidates.

Stockholder Recommendations for Nominations to the Board of Directors

        The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, evidence of the recommending stockholder's ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

        A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the corporate secretary, Splunk Inc., 250 Brannan Street, San Francisco, California 94107. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

        Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: c/o General Counsel, Splunk Inc., 250 Brannan Street, San Francisco, California 94107. All such stockholder communications will be reviewed by our General Counsel and, if appropriate, will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Code of Business Conduct and Ethics

        Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, which contains an additional Code of Ethics for CEO and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the Investors portion of our investor website at http://investors.splunk.com/governance.cfm. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

        Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

        While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and related procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

        In September 2012, our board of directors, in consultation with our independent compensation consulting firm, Radford, an Aon Hewitt company, or Radford, adopted a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash and equity compensation for board services. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

  Cash Compensation

        As of the fiscal year beginning February 1, 2013, non-employee directors are entitled to receive the following cash compensation for their services:

  •
  $30,000 per year for service as a board member;

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  $20,000 per year for service as chair of the audit committee or the compensation committee;

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  $10,000 per year service as a member of the audit committee or the compensation committee;

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  $7,500 per year for service as chair of the nominating and corporate governance committee; and

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  $5,000 per year for service as a member of the nominating and corporate governance committee.

        All cash payments to non-employee directors are paid quarterly in arrears.

  Equity Compensation

        Initial Award.    Each non-employee director who first joins our board of directors on or after January 1, 2013 will be granted a restricted stock unit, or RSU, award having an award value of $300,000 (as determined based on the fair market value of our common stock on the date of grant), which will become effective on the date on which such person becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. An initial RSU award will vest as to one-third of the shares on each of the first three anniversaries of the grant date, subject to continued service as a member of our board of directors through each such vesting date.

        Annual Award.    Each non-employee director automatically will be granted a RSU award having an award value of $200,000 (as determined based on the fair market value of the company's common stock on the date of grant), which will become effective on each date of the annual meeting of the stockholders of the company. Annual RSU awards will vest on the earlier of the first anniversary of the grant date and the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award is granted, in both cases subject to continued service as a board member through the vesting date.

        Discretionary Award.    If a non-employee's initial appointment to our board of directors occurs other than on the date of the annual meetings of the company's stockholders at which non-employee directors are elected, or at any other time and for any other reason as our board of directors determines appropriate, our board of directors may grant a non-employee director a discretionary supplemental award.

  Fiscal 2013

        Other than Mr. Newberry, our non-employee directors did not receive during the fiscal year ended January 31, 2013 any cash compensation or equity awards for their services as directors or as board committee members. In order to attract Mr. Newberry to join our board of directors, we agreed to provide cash compensation and an equity award to Mr. Newberry in line with the terms of the compensation program for non-employee directors adopted in September 2012, with the cash compensation prorated to his initial appointment date. Ms. Morrison joined our board of directors in April 2013 and received cash and equity compensation pursuant to the terms of our non-employee directors program.

        The following table sets forth information regarding compensation paid or accrued for services rendered to us by Mr. Newberry during the year ended January 31, 2013:

Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Total
$3,333	$309,963	—	$313,296

(1)
The amount reported in the Stock Awards column reflects the aggregate grant date fair value of the restricted stock units awarded to Mr. Newberry during the fiscal year ended January 31, 2013 as computed in accordance with FASB ASC Topic 718. This amount does not necessarily correspond to the actual value recognized by Mr. Newberry. The grant date fair value was $29.02 per share.

        Equity incentive awards outstanding at January 31, 2013 for each non-employee director were as follows:

Name	Aggregate Number of Stock Awards Outstanding as of January 31, 2013	Aggregate Number of Stock Options Outstanding as of January 31, 2013
John G. Connors	—	—
David M. Hornik	—	—
Thomas M. Neustaetter	—	—
Stephen G. Newberry	10,681	—
Graham V. Smith	—	—
Nicholas G. Sturiale	—	150,000

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP ("PwC"), independent registered public accountants, to audit our financial statements for the year ending January 31, 2014. During our year ended January 31, 2013, PwC served as our independent registered public accounting firm.

        Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Splunk and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the year ending January 31, 2014. Our audit committee is submitting the selection of PwC to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

        If the stockholders do not ratify the appointment of PwC, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

        The following table presents fees for professional audit services and other services rendered to our company by PwC for the fiscal years ended January 31, 2012 and 2013.

	2012	2013
Audit Fees(1)	$1,047,160	$1,647,100
Audit-Related Fees	—	—
Tax Fees(2)	25,539	98,157
All Other Fees(3)	2,600	2,600

	$1,075,299	$1,747,857

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our initial public offering and secondary offering, incurred during the fiscal years ended January 31, 2012 and January 31, 2013, including comfort letters, consents and review of documents filed with the SEC.

(2)
Tax fees for the fiscal years ended January 31, 2012 and January 31, 2013 consist of fees for services related to international tax compliance for expatriates. Tax fees for the fiscal year ended January 31, 2013 also include a transfer pricing analysis.

(3)
All other fees billed for the fiscal years ended January 31, 2012 and January 31, 2013 were related to fees for access to online accounting and tax research software.

 Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

        Before engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the audit committee for approval.

        The audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee (or its chair) before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

        The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our investor website at http://investors.splunk.com/governance.cfm. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee's performance on an annual basis.

        The audit committee consists of three members: Messrs. Connors, Hornik and Smith. Messrs. Connors and Smith are "financial experts" as defined under SEC rules and regulations. With respect to the company's financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company's consolidated financial statements. PwC is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify the company's financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the audit committee has:

  •
  reviewed and discussed the audited financial statements with management and PwC;

  •
  discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  •
  received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the audit committee concerning independence, and has discussed with PwC its independence.

        Based on the audit committee's review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended January 31, 2013 for filing with the Securities and Exchange Commission.

        Respectfully submitted by the members of the audit committee of the board of directors:

                      John G. Connors (Chair)
                      David M. Hornik
                      Graham V. Smith

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders' concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

        We believe that the information provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation—Compensation Discussion and Analysis—General Compensation Practices and Objectives" beginning on page 32 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act of 1934, the Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal 3 above. By voting on this Proposal 4, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two or three years.

        While our compensation strategies are related to both the short-term and longer-term business outcomes, compensation decisions are made annually. An annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

        The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY "ONE YEAR" FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

        The following table identifies certain information about our executive officers as of March 31, 2013. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Godfrey R. Sullivan	59	President, Chief Executive Officer and Chairman
David F. Conte	47	Senior Vice President and Chief Financial Officer
Leonard R. Stein	57	Senior Vice President, General Counsel and Secretary
Thomas E. Schodorf	54	Senior Vice President, Field Operations
Guido R. Schroeder	48	Senior Vice President, Products

        Godfrey R. Sullivan has served as our President, Chief Executive Officer and a member of our board of directors since 2008, and as our Chairman since 2011. Prior to joining us, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, from 2001 to 2007, where he served in various executive roles, most recently as President and Chief Executive Officer and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005 and Informatica Corporation, a data integration software provider, since 2008. Mr. Sullivan holds a B.B.A. from Baylor University.

        David F. Conte has served as our Senior Vice President and Chief Financial Officer since 2011. Prior to joining us, Mr. Conte served as Chief Financial Officer at IronKey, Inc., an internet security and privacy company, from 2009 to 2011. From 2007 to 2009, Mr. Conte was engaged in various personal investing activities. Previously, Mr. Conte served as Chief Financial Officer of Opsware, Inc., a software company, from 2006 until 2007 when Opsware was acquired by Hewlett-Packard Company. He also served as Opsware's Vice President of Finance from 2003 to 2006 and as Corporate Controller from 1999 to 2003. Mr. Conte began his career at Ernst & Young LLP. Mr. Conte holds a B.A. from the University of California, Santa Barbara.

        Leonard R. Stein has served as our Senior Vice President, General Counsel and Secretary since 2011. Prior to joining us, Mr. Stein served in various executive positions including President and Chief Legal Officer at Jackson Family Enterprises, Inc., a luxury wine maker, from 2004 to 2010. From 2010 through 2011, Mr. Stein served as a board advisor to two private companies and as an independent consultant. Mr. Stein served as Chief Legal Officer and Chief Compliance Officer at Overture Services, Inc., an internet commercial search services company, from 2003 until it was acquired by Yahoo! Inc., in 2003. Mr. Stein holds a B.A. from Yale College, an M.A. from Yale University Graduate School and a J.D. from Harvard Law School.

        Thomas E. Schodorf has served as our Senior Vice President, Field Operations since 2009. Prior to joining us, Mr. Schodorf was a consultant to computer software companies from 2008 to 2009. Mr. Schodorf was with BMC Software, Inc., a software company, from 1991 to 2008, where he served in various sales positions, most recently as Vice President, General Manager from 2007 to 2008. Mr. Schodorf holds a B.S.B.A. from The Ohio State University and an M.B.A. from the University of Dayton.

        Guido R. Schroeder has served as our Senior Vice President, Products since 2012. Prior to joining us, Dr. Schroeder was with SAP Labs, an enterprise application software company, where he served as Senior Vice President Development, Technology Innovation Platform BI from 2008 to 2012, as Vice President Development, SAP NetWeaver BI Client Suite from 2007 to 2008, as Vice President Development Suite Optimization Analytics from 2006 to 2007, as Vice President Development, SAP NetWeaver Imagineering from 2004 to 2006 and as Director Development, BI Advanced Technologies from 2000 to 2004. Mr. Schroeder holds a M.Sc and a Ph.D. from the University of Kiel (Germany).

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        The compensation provided to our "named executive officers" for fiscal year ended January 31, 2013, or fiscal 2013, is set forth in detail in the Summary Compensation Table and other tables as well as the accompanying footnotes and narrative that follow this section. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why our board of directors, the compensation committee of our board of directors, and our Chief Executive Officer, or CEO, arrived at the specific compensation policies and decisions involving our executive officers, including the named executive officers listed in the Summary Compensation Table set forth below, during fiscal 2013.

        Our named executive officers for fiscal 2013 are:

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  Godfrey R. Sullivan, our President, Chief Executive Officer and Chairman;

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  David F. Conte, our Senior Vice President and Chief Financial Officer,

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  Leonard R. Stein, our Senior Vice President, General Counsel and Secretary;

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  Thomas E. Schodorf, our Senior Vice President, Field Operations; and

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  Guido R. Schroeder, our Senior Vice President, Products (Mr. Schroeder commenced employment with us in April 2012).

        The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of compensation paid to our named executive officers in fiscal 2013.

  Executive Summary

  Fiscal 2013 Business Highlights.

        We are the pioneer and leading provider of an innovative software platform that enables organizations to gain real-time operational intelligence by harnessing the value of their machine data. This operational intelligence enables organizations to improve service levels, reduce costs, mitigate security risks, demonstrate and maintain compliance and gain new insights that enable them to drive better business decisions. We sell our solutions through our global direct sales force and channel partners.

        Although the volatility in the global economic environment over the past several years has presented challenges for us, in fiscal 2013, we achieved several significant financial results:

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  Recorded fiscal year revenues of approximately $198.9 million, a 64% increase over our fiscal year ended 2012, or fiscal 2012, revenues; and

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  Increased our total number of customers by over 1,500 from 3,700 customers at the end of fiscal 2012 to over 5,200 customers at the end of fiscal 2013.

        In addition, in April 2012, we completed an initial public offering of our common stock resulting in net proceeds to us of approximately $225.2 million. In July 2012, we conducted a secondary offering of our common stock resulting in net proceeds to certain of our stockholders of approximately $320.2 million. We did not receive any proceeds from the secondary offering.

  Fiscal 2013 Executive Compensation Actions and Corporate Governance Highlights

        As reflected in our general compensation philosophy, we strive to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and profitable business, and aligns the interests of our executive officers with our stockholders through equity ownership in the company. Accordingly, our fiscal 2013 compensation actions and decisions were based on our executive officers' accomplishments that advanced these objectives.

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  We maintained the base salary and target cash incentive compensation opportunities for our CEO at the same levels as in effect in fiscal 2012, and did not make any new equity grants to our CEO in fiscal 2013.

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  We benchmarked all primary elements of our executive compensation to a peer group of comparable public companies to levels that were consistent with our financial performance as compared with our peer group companies.

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  We approved equity awards to our executive officers, including our named executive officers (other than our CEO), during fiscal 2013, at levels that met competitive market concerns, satisfied our retention objectives, and rewarded individual performance.

        We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during fiscal 2013:

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  The compensation committee, which is comprised solely of independent directors, assumed responsibility for making all executive compensation decisions upon our initial public offering.

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  The compensation committee has conducted a review of our compensation strategy. The compensation committee intends to conduct such a review annually. Our general compensation philosophy and related corporate governance features are complemented by several specific elements that are designed to align our executive compensation with long-term stockholder interests, including:

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  Our change-in-control payments and benefits are reasonable and are based on a "double trigger" (that is, each of our named executive officers is eligible to receive payments and benefits only in connection with a change in control of the company and the employment termination of such named executive officer without cause or for good reasons within a specified period before or after the change in control).

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  At this time, as a general policy, we do not favor post-termination non-cash benefits or perquisites (such as guaranteed retirement arrangements or pension plan benefits) for our executive officers that are not available to our employees generally.

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  We do not offer tax gross-ups to any of our named executive officers.

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  Our insider trading policy prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

  General Compensation Practices and Objectives

        We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

        We compete with many other companies in seeking to attract and retain a skilled management team. This is prevalent in the San Francisco bay area technology market, the location of our headquarters, where there is a rapidly expanding technology economy and hiring with increasingly fewer candidates. In addition, the success and prominence of the company's business in the emerging "big data" market has attracted the attention of competitors and other companies and causes us to focus on retaining employees, including executives, as increasingly we are seen as a company with experienced employee talent.

        To meet this challenge, we have implemented compensation practices that are designed to motivate our named executive officers to pursue our corporate objectives while encouraging them to create long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business. We strive to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and profitable business, and aligns the interests of executives with our stockholders through equity ownership in the company.

        We strive to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive, and aligns with our general compensation practices and rewards superior performance. Our executive compensation program combines short- and long-term components, and cash and equity in amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. We believe that our compensation programs and practices link employee compensation to the long-term interests of our stockholders.

  Compensation Decision Process

        Before our initial public offering in April 2012, compensation decisions for our named executive officers were determined by our board of directors, in consultation with the compensation committee and, as appropriate, management (including our CEO). At the beginning of each fiscal year, our CEO made recommendations to the compensation committee and board of directors on compensation for the named executive officers (other than himself) based on his evaluation of each named executive officer's performance relative to expectations and to the performance of our other employees. Our CEO's compensation was determined by our compensation committee and board of directors, without input from our CEO.

        In fiscal 2012, as we began to consider transitioning from a private company to a public company, we engaged Radford, an independent compensation consulting firm, to provide market compensation data for executives working for technology companies similarly situated to ours, which our board of directors and compensation committee used as reference points in setting fiscal 2012 compensation.

        In late fiscal 2012, in anticipation of our initial public offering we began benchmarking our executive officer compensation against software and software services companies with the assistance of Radford, which have similar revenues, market capitalization, and year-over-year growth. At the beginning of fiscal 2013, our board of directors, with input from the compensation committee and, as appropriate, management (including our CEO), reviewed the Radford peer group data and made adjustments to compensation for certain of our executive officers to bring their total target cash compensation opportunity within the targeted percentiles. We did not grant new equity awards at that time to any named executive officers because our named executive officers (other than our CEO) received stock option grants at the end of fiscal 2012, which we believed provided sufficient incentives at that time. At our CEO's request and upon evaluation of our CEO's equity holdings at that time, we also did not make any adjustments to the cash compensation opportunities for our CEO.

        Since our initial public offering, compensation decisions for our named executive officers have been determined by our compensation committee, with input from Radford and, as appropriate,

management (including our CEO). Our compensation committee reviews the compensation of our executive officers, including our named executive officers, throughout the year to ensure the executives are properly incentivized, and makes adjustments as necessary. In November 2012, our compensation committee granted restricted stock units to our executive officers, including our named executive officers (other than our CEO), to promote executive retention, reward individual performance, and align ourselves with our peer companies and continue to retain our executive officers in a competitive technology employment market. At our CEO's request, the compensation committee deferred decision making on any equity grants to our CEO until after fiscal 2013.

        The compensation for Mr. Schroeder during fiscal 2013 was determined through individual negotiations with our CEO in connection with his hiring in March 2012. In negotiating Mr. Schroeder's compensation package, our CEO considered the market data provided by Radford and developed a compensation package that was competitive with industry norms and the San Francisco bay area technology market for comparable executives and would incent Mr. Schroeder to join the company. The compensation package was submitted and approved by our board of directors. Going forward, the compensation for Mr. Schroeder will be reviewed and established in a similar manner as the other named executive officers.

        Role of Compensation Committee.    Pursuant to its charter, the compensation committee, in consultation with management, is primarily responsible for establishing, approving and adjusting compensation arrangements for our named executive officers, including our CEO whose compensation we anticipate will continue to be determined without input from management. For additional information on the compensation committee, see "Board Committees—Compensation Committee" elsewhere in this proxy statement.

        The compensation committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The compensation committee has retained Radford to review and assess our current executive employee compensation practices relative to market compensation practices. For additional information on Radford's engagement, see "Role of Compensation Consultant" below.

        Role of Management.    In carrying out its responsibilities, our compensation committee works with members of our management, including our CEO and our human resources professionals. Typically, our management assists the compensation committee by providing information on corporate and individual performance, market data, and management's perspective and recommendations on compensation matters. Our CEO will make recommendations to our compensation committee regarding compensation matters, including the compensation of our named executive officers (except with respect to his own compensation). While our compensation committee solicits and reviews our CEO's recommendations and proposals with respect to compensation-related matters, our compensation committee will use these recommendations and proposals as one factor in making compensation decisions, along with the market data obtained by Radford based on our comparable peer companies.

        Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been determined in negotiations with each individual executive at the time that he or she joined the company. Except for his own compensation arrangement, our CEO has been responsible for negotiating these arrangements, with the oversight and final approval of our board of directors and/or the compensation committee. In negotiating the initial compensation arrangements with our named executive officers, our board of directors or CEO (other than with respect to his own compensation) considered external market data, which supported the determination that the initial compensation opportunities for our named executive officers were comparable to the compensation opportunities of executives holding analogous positions at our comparable peer group companies. This was the process followed in connection with the hiring of Mr. Schroeder during fiscal 2013.

        Going forward, we expect that, other than with respect to his own compensation, our CEO will continue to conduct negotiations with executive candidates, and will submit his recommendations to the compensation committee for approval.

        Role of compensation consultant.    We engaged Radford to review our executive compensation policies and practices and to conduct an executive compensation market analysis. For fiscal 2013, Radford reviewed and advised on all principal aspects of the executive compensation program, including:

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  assisting in developing a peer list of publicly traded companies to be used to assess executive compensation,

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  assisting in developing a transition strategy to migrate compensation from private company to public company practices and levels, and

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  assessing the competitiveness of the executive compensation program against approved peer companies covering salary, incentives, and equity.

        During fiscal 2013, Radford also assisted us with non-executive officer compensation, including developing a board of director compensation program that is consistent with our public company peer group practices, and with our equity compensation program, including providing data for our overall equity strategy and an analysis of our equity usage.

        In addition, Radford worked with our management to develop a pay program at the non-executive level by comparing our non-executive employee cash compensation by job level to comparable high technology jobs. The management also accesses the Radford survey database to gather reference points for non-executive compensation decisions.

        Based on the consideration of the various factors as set forth in the rules of the SEC, the compensation committee does not believe that its relationship with Radford and the work of Radford on behalf of the compensation committee and management has raised any conflict of interest.

        Competitive Positioning.    We compare and analyze our executive officer compensation with those of a peer group of companies.

        In late fiscal 2012, in anticipation of our initial public offering, we selected a peer group of publicly traded software and software services companies, which generally had revenues between $50 million and $500 million, had experienced strong year-over-year growth, or had a market capitalization between $500 million and $3 billion. The following is a list of the public companies that we reviewed as our "peer group" at such time:

Active Network	Cornerstone OnDemand	LogMeIn	SolarWinds
Aspen Technology	Fortinet	NetSuite	Sourcefire
BroadSoft	HomeAway	Pandora Media	SuccessFactors
CommVault Systems	Jive Software	Qlik Technologies	Synchronoss Technologies
Concur Technologies	LinkedIn	Responsys	Taleo
Constant Contact	LivePerson	ServiceSource International	Zillow

        The compensation committee also asked Radford to provide data points regarding cash and equity compensation from our peer group that would allow us to start benchmarking compensation for our executive officers, including our named executive officers, against our peer group to approximately (i) the 50th percentile for base salary, (ii) the 60th percentile for total target cash compensation (i.e., base salary and target cash incentive compensation), and (iii) between the 50th and 75th percentiles for long-term equity compensation. Our overall objective is for the total direct compensation (i.e., base salary, target cash incentive compensation, and long-term equity compensation) for our executive officers, including our named executives, to be between the 50th and 75th percentiles for comparable executives at peer group companies. We believe that benchmarking our executive officer compensation to these levels will allow us to stay competitive with industry norms as a new publicly-traded company and, at the same time, retain our executive officers and motivate them to grow our business. Although our compensation committee takes benchmark data into account, our compensation committee does not apply specific or inflexible formulas to determine our named executive officers' various elements of compensation. Rather, the composition of our named executive officers' compensation is determined by our compensation committee based on their experience setting compensation and supplemented by market data and assessments of the performance of the named executive officers.

        Taking these levels into account, at the beginning of fiscal 2013, the board of directors, with input from the compensation committee and management, made adjustments to the base salary and target incentive cash compensation opportunities for certain of our executive officers to bring them within the targeted levels. While the base salary and total target cash compensation opportunities for our CEO were significantly below the targeted percentiles, no adjustments were made to his cash compensation opportunities because the board of directors believed his long-term equity compensation provided the appropriate incentives at that time and determined to defer considering equity grants to our CEO until after fiscal 2013. We did not grant any new equity awards to our named executive officers at that time because most of our named executive officers received stock option grants at the end of fiscal 2012, which we believed provided sufficient incentives.

        In fiscal 2013, the compensation committee engaged Radford to conduct an assessment of our executive compensation program to ensure that, following our initial public offering, the equity compensation for our executive officers aligned with our compensation objectives of being fair and reasonable, and appropriate to incentivize and reward our executives for achieving our corporate objectives. This was determined against the backdrop of a competitive market for technology company executives and the company's success in the emerging "big data" market. The compensation committee increased the market capitalization metric to a maximum of $6 billion and approved changes to our peer group to add new, recently public companies that fell within the approved metrics (Palo Alto Networks, Inc. and Service-Now, Inc.) and remove companies that had been acquired (Taleo Corporation and SuccessFactors, Inc.) or no longer fell within the metrics described above (Broadsoft Inc. and LogMeIn, Inc.). The compensation committee also approved new equity awards in the form of restricted stock units to our executive officers, including our named executive officers (other than our CEO, who received restricted stock units following fiscal 2013), which were intended to place executive officers at approximately the 75th to 90th percentile of our peer group for long-term equity compensation. Our compensation committee, in consultation with Radford, believed that this was appropriate due to the fact that our revenue growth fell within the 90th percentile of our peer group as well as to ensure we retain our highly sought after executives.

  Components of Named Executive Officer Compensation

        The compensation program for our named executive officers consists of:

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  base salary;

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  incentive compensation;

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  equity compensation; and

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  severance and change in control-related benefits.

        We also provide our named executive officers comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan program and other plans and programs made available to eligible employees.

        These elements comprise our compensation program for our named executive officers because we believe they provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our named executive officers on the achievement of both our short-term and long-term objectives, and aligns the interests of our named executive officers with those of our stockholders. We believe that these compensation elements and amounts are necessary given the increasingly fierce competition for employees and executive officers in the San Francisco bay area technology market and our success in the emerging "big data" market.

        As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we expect to review our executive compensation program at least annually.

  Base Salaries

        We provide base salaries to our named executive officers and other employees to compensate them for services rendered day-to-day during the year. Base salaries typically will be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, although competitive market conditions also play a role in setting the level of base salary. Historically, we have not applied specific formulas to determine changes in base salary. Rather, the base salaries of our named executive officers (other than our CEO) were reviewed on an annual basis by our CEO and our board of directors and/or compensation committee based on their experience with respect to setting salary levels and supplemented by market data and assessments of the performance of the named executive officers.

        Fiscal 2013 Base Salaries.    At the end of fiscal 2012, our board of directors reviewed the market practice survey data of our peer group provided by Radford, and, in consultation with our CEO and the compensation committee, increased the base salaries for Messrs. Stein and Schodorf by $25,000 and $35,000, respectively. The base salaries for Messrs. Stein and Schodorf were adjusted in recognition of market conditions and each individual's outstanding performance. No adjustment was made to the base salary of Mr. Conte, our Chief Financial Officer, as the compensation committee believed that his total compensation, including his equity grants and holdings, and the increase in his target incentive compensation, properly incentivized him at that time. In addition, at our CEO's request and upon evaluation of our CEO's equity holdings at that time, no adjustment was made to the base salary of our CEO. Mr. Schroeder's base salary was set during negotiations with our CEO as part of Mr. Schroeder's initial compensation arrangement, and ultimately approved by our board of directors. In conducting these negotiations, our CEO consulted external market data and discussed the proposed compensation package with Radford. Mr. Schroeder's base salary was set at a level to attract him to join the company.

        The table below sets forth the base salaries for our named executive officers for fiscal 2013.

Name and Principal Position	Fiscal 2013 Base Salary ($)
Godfrey R. Sullivan President, Chief Executive Officer and Chairman	350,000
David F. Conte Senior Vice President and Chief Financial Officer	275,000
Leonard R. Stein Senior Vice President, General Counsel and Secretary	250,000
Thomas E. Schodorf Senior Vice President, Field Operations	275,000
Guido R. Schroeder Senior Vice President, Products	290,000

  Incentive Compensation

        One of our compensation objectives is to have a significant portion of each named executive officer's compensation tied to performance. To accomplish this objective, we provide for performance-based cash incentive opportunities for our named executive officers, based on achievement against corporate performance objectives established at the beginning of the fiscal year.

        Fiscal 2013 Incentive Compensation.    At the beginning of fiscal 2013, our board of directors approved our fiscal 2013 operating plan, which included corporate performance objectives that our board of directors, in consultation with our compensation committee and CEO, used to design our named executive officers' incentive compensation opportunity for fiscal 2013. Pursuant to our executive bonus plan, the compensation committee considered a number of factors in determining the performance objectives applicable to our named executive officers' incentive compensation opportunities, including, among other objectives, revenues, cash flow and net income. The compensation committee determined that sales-related objectives for our named executive officers were appropriate and aligned to the company's growth strategy. Our board of directors, in an effort to continue to motivate our CEO and management team to further expand the growth and development of our business, established financial objectives for fiscal 2013 that it considered aggressive and attainable only with focused effort and execution by our CEO and management team. These financial objectives were designed to drive increased revenues, which our board of directors felt would directly result in increased stockholder value creation.

  Target Cash Incentive Compensation

        As in prior years, the target annual cash incentive compensation opportunities for our named executive officers were expressed as a target cash amount. At the beginning of fiscal 2013, the board of directors reviewed Radford data, and, in consultation with our CEO and the compensation committee, increased the target incentive compensation opportunities for Messrs. Conte, Stein, and Schodorf, consistent with our compensation objectives. Mr. Schroeder's target incentive compensation and total target cash opportunity was set during negotiations with our CEO as part of Mr. Schroeder's initial compensation arrangement, and approved by our board of directors. In conducting these negotiations, our CEO consulted external market data and discussed the proposed compensation package with Radford. During this period, no adjustments were made to our CEO's target cash incentive compensation opportunity upon assessment of his total compensation (including his equity holdings), and our CEO's belief that he was adequately compensated. The table below shows the target cash incentive compensation for each named executive officer:

Name and Principal Position	Target Fiscal 2013 Incentive Compensation ($)
Godfrey R. Sullivan President, Chief Executive Officer and Chairman	315,000
David F. Conte Senior Vice President and Chief Financial Officer	137,500
Leonard R. Stein Senior Vice President, General Counsel and Secretary	125,000
Thomas E. Schodorf Senior Vice President, Field Operations	275,000
Guido R. Schroeder Senior Vice President, Products	145,000	(1)

(1)
Subject to proration for the number of days during fiscal 2013 that Mr. Schroeder was employed by us.

        CEO and Messrs. Conte, Stein, and Schroeder.    The target bonus opportunity for our CEO and Messrs. Conte, Stein, and Schroeder was based 100% on achievement of target revenues. They would be eligible to receive a cash bonus only to the extent, and in the amount, that we achieved 89% of our revenues target (with payment opportunities semi-annually up to 100% of their semi-annual bonus target opportunity, provided we met our semi-annual targets). Mr. Schroeder's target bonus opportunity was pro-rated based on his date of hire. To be eligible to receive a bonus payout at 100% of the target level, we would have to achieve our revenues target for fiscal 2013.

        In addition, to the extent that our revenues exceeded the target level for the year, our CEO and Messrs. Conte, Stein and Schroeder would be eligible to receive a bonus payout based on a multiple of the payout at target level, payable following the fourth quarter of fiscal 2013. The target level for the revenues performance measure was set to be aggressive, yet achievable with diligent effort. As a result, the accelerator multiples were significant and would yield up to a 2x cash target bonus payout based on the extent to which revenues were in excess of the target. In setting target bonus opportunities for fiscal 2013, our board of directors approved a maximum fiscal 2013 bonus opportunity for our CEO, and Messrs. Conte, Stein, and Schroeder (in consultation with our CEO), of 2x their target bonus, which was consistent with the market practice survey data of our peer group provided by Radford.

        We believed this arrangement was appropriate given the aggressive nature of the revenues target and the diligent effort that would be required to exceed the target. The chart below illustrates the correlations between performance as compared to our revenues target and the impact of varying levels of performance on the percentage of bonus earned.

Percentage Attainment of Revenues Target	Bonus Payment Multiple Relative to Target(1)
111% or more	2.00x
108%	1.75x
105%	1.50x
103%	1.25x
100%	1.00x
95%	0.75x
89%	0.50x

(1)
Bonuses were calculated by first, assessing the level of attainment of the revenue target for a performance period (using column 1 data as reference points); next, determining the corresponding payment multiple (using column 2 data as reference points); and then multiplying each individual's target bonus opportunity by the payment multiple. For revenue performance falling between two identified amounts, the actual payment multiple was calculated by interpolation of actual percentage attainment.

        Mr. Schodorf.    As our Senior Vice President, Field Operations, Mr. Schodorf's target incentive compensation opportunity primarily was structured as a commission-based program, which provided for semi-annual and annual cash payments based on the ability of our sales organization to achieve specified pre-established sales quotas (measured exclusively on bookings throughout the year). Mr. Schodorf would be eligible to receive a semi-annual commission payment only to the extent, and in the amount, at the semi-annual mark, based on the achievement of the semi-annual target, at which time a pro-rated incentive payment of up to 100% of the semi-annual incentive amount is paid. In addition, to the extent that we exceeded our quota for the year, Mr. Schodorf would be eligible to receive additional commission payments based on a multiple of the payout at target level, payable following the fourth quarter. The target level for this performance measure was set to be aggressive, yet achievable, with diligent effort during the year. As a result, the accelerator multiples set forth in Mr. Schodorf's plan were significant and would yield large commission payments if we exceeded his quota. There was no maximum threshold for Mr. Schodorf's commission opportunity because his commissions directly corresponded to achievement against his quota. As our senior sales executive, Mr. Schodorf's target commission opportunity was higher than the target incentive compensation opportunity of our other named executive officers (other than our CEO) due to the strong link between his job responsibilities and our sales quota achievement. This was consistent with the incentive compensation opportunities for the top sales executives at our peer group companies in the market practice survey data provided by Radford.

        We believed this arrangement was appropriate given the aggressive nature of the sales quota and the diligent and focused effort that would be required to exceed the target. The chart below illustrates the correlations between performance as compared to our quota and the impact of varying levels of performance on the percentage of commissions earned. As described above, there was no maximum threshold for Mr. Schodorf's commission opportunity.

Percentage Attainment of Target	Commission Payment Multiple Relative to Target(1)
127%	2.16x
125%	2.12x
123%	2.08x
120%	2.04x
118%	2.00x
112%	1.75x
108%	1.50x
104%	1.25x
100%	1.00x
95%	0.95x
90%	0.90x
85%	0.85x
80%	0.80x

(1)
Commissions are calculated by first, assessing the level of attainment of the quota for a performance period (using column 1 data as reference points); next, determining the corresponding payment multiple (using column 2 data as reference points); and then multiplying Mr. Schodorf's target commission opportunity by the payment multiple. For revenue performance falling between two identified amounts, the actual payment multiple was calculated by interpolation of actual percentage attainment.

  Fiscal 2013 Incentive Compensation Decisions

        CEO and Messrs. Conte, Stein, and Schroeder.    After the mid-point of fiscal 2013, our compensation committee, with input from management, reviewed our financial performance against the revenues target set forth in the individual compensation arrangements with our CEO and Messrs. Conte, Stein, and Schroeder, and determined that we were on track to at least achieve our revenues target for fiscal 2013. Accordingly, our compensation committee approved bonus payments of approximately 0.5x of each named executive officer's fiscal 2013 annual target bonus payments (for Mr. Schroeder pro-rated for the number of days during the year that Mr. Schroeder was employed by us). After the conclusion of fiscal 2013, our compensation committee evaluated our performance against the revenues target set forth in the individual compensation arrangement for our CEO and Messrs. Conte, Stein, and Schroeder. Our compensation committee, with input, as appropriate, from management, concluded that the company had achieved outstanding annual results including revenues of $198.9 million, which represented a 64% increase from our fiscal 2012 revenues achievement and 107% of our fiscal 2013 annual revenues target. In accordance with the payment accelerators under each named executive officer's incentive compensation arrangement, our compensation committee approved an additional bonus payment to each of our CEO and Messrs. Conte, Stein, and Schroeder in an amount that resulted in the total fiscal 2013 bonus payments for each named executive officer equaling 1.698x of his target bonus amount (for Mr. Schroeder pro-rated for the number of days during the year that Mr. Schroeder was employed by us).

        Mr. Schodorf.    After the mid-point of fiscal 2013, our compensation committee, with input from management, reviewed our financial performance against our annual quota, and determined that we were on track to at least achieve our annual quota target for fiscal 2013. Accordingly, our compensation committee approved commission payments of approximately 0.5x of Mr. Schodorf's fiscal 2013 annual target incentive compensation. After the conclusion of fiscal 2013, our compensation committee and CEO, reviewed our financial performance and achievement against our annual quota, and determined that we achieved approximately 122% of our annual quota. In accordance with the terms and payment accelerators in Mr. Schodorf's incentive compensation arrangement, our compensation committee approved for Mr. Schodorf the payment of additional commission payments resulting in the total fiscal 2013 incentive compensation payments to Mr. Schodorf equaling 2.074x of his target amount.

        The chart below summarizes the total amount of incentive compensation payable to our named executive officers for fiscal 2013:

Name	Target Fiscal 2013 Incentive Compensation ($)	Total Fiscal 2013 Incentive Compensation Paid ($)
Godfrey R. Sullivan President, Chief Executive Officer and Chairman	315,000	534,870
David F. Conte Senior Vice President and Chief Financial Officer	137,500	233,475
Leonard R. Stein Senior Vice President, General Counsel and Secretary	125,000	212,250
Thomas E. Schodorf Senior Vice President, Field Operations	275,000	570,487
Guido R. Schroeder Senior Vice President, Products(1)	120,767	205,063

(1)
Amount is prorated based on the number of days during fiscal 2013 in which Mr. Schroeder was employed with us.

  Long-Term Equity Compensation

        We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards, the value of which depends on our stock performance. Our equity incentives historically have been granted in the form of stock options to provide our named executive officers with incentives to help align their interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, stock options provided an important retention tool for us to retain our named executive officers, as they are subject to vesting over an extended period of time subject to continued service with us. After becoming a publicly-traded company, in late fiscal 2013, we introduced restricted stock units into our executive compensation program, based on our assessment of the market practice survey data of our peer group provided by Radford showing a prevalence of restricted stock units granted to executive officers in our peer group and our belief that restricted stock units offer a more predictable nature of value delivery to our named executive officers and promote further alignment of the interests of our executive officers with the long-term interests of our stockholders. Additionally, restricted stock units continue to provide an important retention tool for us to retain our sought after named executive officers, as they are subject to vesting over an extended period of time subject to continued service with us. Going forward, we may introduce other forms of equity awards to offer to executive officers, including our named executive officers.

        Historically, the size and material terms of the initial stock option grants made to our executive officers, including our named executive officers, were determined after consideration of external market data and our internal assessment of initial equity grants made to comparable executives at similarly situated companies. Following the initial stock option grants, we did not follow an established set of criteria for granting equity awards. Instead, our board of directors and compensation committee have exercised their judgment and discretion, in consultation with our CEO (other than with respect to his own equity grant), and considered the following factors: the role and responsibility of the named executive officer, competitive factors including competition for technology executives, external market data, the amount of equity compensation already held and vested by the named executive officer relative to our then-outstanding equity securities, peer group equity compensation data, and the cash-based compensation received by the named executive officer, to determine its recommendations for equity compensation. After becoming a publicly-traded company through a very successful initial public offering in fiscal 2013, the compensation committee, in consultation with our CEO (other than with respect to his own equity compensation), assesses the equity compensation levels of our named executive officers in determining the type and size of any new equity awards taking into account peer group data provided by Radford, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards (e.g., restricted stock units) and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, individual performance, and retention objectives.

        Fiscal 2013 Equity Grants.    In fiscal 2013, our compensation committee recommended, and our board of directors approved, the equity grant listed in the table below to Mr. Schroeder in connection with his commencement of employment. The size of Mr. Schroeder's equity grant was negotiated with our CEO as part of the employment offer letter that he entered into with us, and ultimately approved by our board of directors. In negotiating the size of the equity grant, our CEO considered the market data provided by Radford and recommended option grants that were competitive with industry norms and would offer retention and incentive value to Mr. Schroeder. Mr. Schroeder's option is subject to a four-year vesting schedule with 25% of his award vesting on the one-year anniversary of his employment start date and in equal monthly installments thereafter, subject to his continued service with us. His option was early exercisable in full.

Named Executive Officer	Granted	Option Grants (Number of Shares)
Guido R. Schroeder	April 2012	850,000

        In November 2012, our compensation committee, in consultation with Radford, reviewed the equity compensation for our executive officers, including our named executive officers, to assess whether each executive officer was properly incentivized. Radford recommended and our compensation committee determined that for those executive officers that were significantly vested in their long-term equity compensation holdings, the targeted percentile would shift to the upper end of the market range (i.e., 75th to 90th percentile of our peer group) to build in retention value. After considering the equity holdings of each individual named executive officer, our compensation committee believed that benchmarking to the upper end of the targeted percentile was appropriate given that our revenue growth fell within the 90th percentile of the peer group. Accordingly, our compensation committee approved the restricted stock unit grants set forth in the table below, which are scheduled to vest over four years with 25% vesting on December 10, 2013 and quarterly thereafter, subject to the named executive officers' continued service with us. We believed that time-based restricted stock units align the interests of our named executive officers with the long-term interests of our stockholders, and provide incentives to our named executive officers to continue to build and grow the company. At the request of our CEO, we did not make any equity grants to him at that time.

Named Executive Officer	RSU Grants (Number of Shares)
David F. Conte	40,000
Leonard R. Stein	40,000
Thomas E. Schodorf	60,000
Guido R. Schroeder	40,000

  Recent Executive Compensation Actions

        As more fully described below the tables that follow this compensation discussion and analysis, in March 2013 (at the beginning of our fiscal 2014), our compensation committee increased our named executive officer salaries (except for our CEO) and increased Mr. Conte's target incentive compensation.

        In addition, after the end of fiscal 2013, our compensation committee determined that it would be appropriate to make an additional equity grant to our CEO to further our executive retention objective. In March 2013, our compensation committee granted our CEO 120,000 restricted stock units, which will vest over four years with 25% vesting on March 10, 2014 and quarterly thereafter, subject to his continued service with us.

Named Executive Officer	Granted	RSU Grants (Number of Shares)
Godfrey R. Sullivan	March 2013	120,000

  Employee Benefits and Perquisites

        Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the compensation committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to eligible employees. We have special long-term disability coverage for our executive officers, including our named executive officers, who are eligible for disability coverage until approximately age 66 if they cannot return to their own occupation. At this time, we do not provide any other special plans or programs for our named executive officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive for the company as a whole but are not included in the compensation committee's annual determination of a named executive officer's compensation package. Other than as described above, we do not generally offer special or extraordinary perquisites.

  Post-Employment Compensation

        The offer letters and amendments entered into with our named executive officers provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our company. The terms of these letters and amendments were determined after review by the compensation committee and our board of directors of our retention goals for each executive and thereafter considered and approved by our board of directors. For a summary of the material terms and conditions of these severance and change in control arrangements, see "Potential Payments Upon Termination or Upon Termination Following a Change in Control."

  Stock Trading Practices

        We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from engaging in hedging transactions that involve the company's securities, and from trading during quarterly and special blackout periods. Our Insider Trading Policy also requires that all directors and employees with titles of vice president or higher, including our named executive officers, pre-clear with our legal department any proposed open market transactions. Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans, or 10b5-1 plans. Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about the company. The first trade under a 10b5-1 plan may not occur until the completion of the next quarterly blackout period following the adoption or modification of the 10b5-1 plan, as applicable.

  Stock Ownership Guidelines

        At this time, we have not adopted stock ownership guidelines with respect to the named executive officers or otherwise, although we may consider doing so in the future. We have established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Tax and Accounting Treatment of Compensation

  Deductibility of Executive Compensation

        Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Code.

        We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our named executive officers. Further, under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs. Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

  Taxation of "Parachute" Payments and Deferred Compensation

        We did not provide any executive officer, including any named executive officer, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2013, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a "gross-up" or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.

  Accounting for Stock-Based Compensation

        We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), formerly known as SFAS 123(R), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the option or other award.

        We account for equity compensation paid to our employees under the rules of ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Risk Assessment and Compensation Practices

        Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Nicholas G. Sturiale, Chairman Stephen G. Newberry Thomas M. Neustaetter

Summary Compensation Table

        The following table summarizes the compensation that we paid to or was earned by our CEO, our chief financial officer and each of our three other most highly compensated executive officers during the fiscal year ended January 31, 2013. We refer to these executive officers in this proxy statement as our "named executive officers."

Name and Principal Position	Fiscal Year	Salary ($)		Bonus($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Godfrey R. Sullivan	2013	350,000		—		—	—	534,870		884,870
President, Chief Executive	2012	350,000		—		—	—	661,500		1,011,500
Officer and Chairman	2011	250,000		—		—	—	500,000	(2)	750,000
David F. Conte	2013	275,000		—		1,208,000	—	233,475		1,716,475
Senior Vice President and	2012	150,016	(3)	—		—	1,647,464	132,904	(3)	1,930,384
Chief Financial Officer
Leonard R. Stein	2013	250,000		—		1,208,000	—	212,250		1,670,250
Senior Vice President,	2012	186,648	(3)	—		—	695,144	164,197	(3)	1,045,989
General Counsel and
Secretary
Thomas E. Schodorf	2013	275,000		—		1,812,000	—	570,487		2,657,487
Senior Vice President,	2012	240,000		—		—	231,365	628,854		1,100,219
Field Operations	2011	240,000		13,333	(4)	—	—	740,000	(2)	993,333
Guido R. Schroeder	2013	229,583	(5)	—		1,208,000	5,727,379	205,063	(5)	7,370,025
Senior Vice President,
Products

(1)
The amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the restricted stock awards and stock options to purchase shares of our common stock granted to our named executive officers during fiscal 2013 as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

(2)
For fiscal 2011, represents cash incentive compensation payments paid for performance based on performance against the target corporate and individual performance goals for the performance period of January 1, 2010 through December 31, 2010.

(3)
For fiscal 2012, the amounts for Messrs. Conte and Stein are prorated based on the number of days during fiscal 2012 in which such named executive officer was employed with us.

(4)
The amount shown is a one time discretionary bonus payment to provide Mr. Schodorf with a bonus for the month of January 2011, which was a transition month, due to our changing our fiscal year end from December 31 to January 31. As a transition month, none of our bonus plans covered the month of January 2011.

(5)
For fiscal 2013, the amounts for Mr. Schroeder are prorated based on the number of days during fiscal 2013 in which he was employed with us.

 Grants of Plan-Based Awards for Fiscal 2013

        The following table presents, for each of the named executive officers, information concerning each grant of a cash or equity award made during fiscal 2013. This information supplements the information about these awards set forth in the Summary Compensation Table.

					All Other Stock Awards, Number of Shares of Stock or Units (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(4)
Name	Grant Date	(Threshold) ($)	(Target) ($)(1)(2)	(Maximum) ($)
Godfrey R. Sullivan	—	157,500	315,000	630,000	—	—		—	—
David F. Conte	—	68,750	137,500	275,000	—	—		—	—
	11/30/2012	—	—	—	40,000	—		—	1,208,000
Leonard R. Stein	—	62,500	125,000	250,000	—	—		—	—
	11/30/2012	—	—	—	40,000	—		—	1,208,000
Thomas E. Schodorf	—	220,000	275,000	—	—	—		—	—
	11/30/2012	—	—	—	60,000	—		—	1,812,000
Guido R. Schroeder	—	60,384	120,767	241,534	—	—		—	—
	4/4/2012	—	—	—	—	850,000	(5)	9.00	5,727,379
	11/30/2012	—	—	—	40,000	—		—	1,208,000

(1)
Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column relate to target incentive compensation opportunities under each named executive officer's individual compensation arrangement and assumes achievement at target level for both the corporate and individual components. Payments under these plans are subject to a maximum payment limitation based on achievement of 111% of the target corporate performance objective (except for Mr. Schodorf whose plan is not subject to a maximum limitation). Payments under these plans are subject to a minimum limitation based on achieving at least 89% of the target corporate performance objective (for our CEO and Messrs. Conte, Stein, and Schroeder) and 80% of the target performance objective for Mr. Schodorf. The actual amounts paid to our named executive officers are set forth in the "Summary Compensation Table" above and the calculation of the actual amounts paid is discussed more fully in "Executive Compensation—Compensation Discussion and Analysis—Incentive Compensation" above.

(2)
Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are subject to proration for the number of days during the year that the named executive officer was employed by us.

(3)
One-fourth of the RSUs vest on December 10, 2013 and 1/16th vest quarterly thereafter over the next three years.

(4)
The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units and stock options to purchase shares of our common stock granted to our named executive officers during fiscal 2013 as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by the named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

(5)
The option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares subject to the option vest on April 2, 2013 and 1/48th of the shares vest monthly thereafter over the next three years.

Outstanding Equity Awards at Fiscal 2013 Year-End

        The following table sets forth information concerning stock option and restricted stock awards as of January 31, 2013 for our named executive officers. The amounts under "Market Value of Shares of Stock or Units That Have Not Vested" were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on January 31, 2013, which was $32.96, and the number of shares pursuant to the applicable stock option or restricted stock unit award.

	Option Awards							Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Godfrey R. Sullivan	09/01/2008	3,027,515	(1)	—		$0.57	09/16/2018	—		—
David F. Conte	07/15/2011	641,975	(2)(3)	68,026	(4)	$2.94	07/14/2021	—		—
	12/15/2011	27,083	(2)	72,917		$4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	40,000	(5)	$1,318,400
Leonard R. Stein	04/04/2011	245,072	(2)(3)	93,456	(6)	$2.14	04/20/2021	—		—
	04/04/2011	40,000	(2)(3)	—		$2.14	04/21/2011	—		—
	12/15/2011	13,541	(2)	36,459		$4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	40,000	(5)	$1,318,400
Thomas E. Schodorf	10/05/2009	269,429	(2)	175,158		$0.62	10/21/2019	—		—
	12/15/2011	27,083	(2)	72,917		$4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	60,000	(5)	$1,977,600
Guido R. Schroeder	04/04/2012	850,000	(2)(3)	—		$9.00	04/03/2022	—		—
	12/10/2012	—		—		—	—	40,000	(5)	$1,318,400

(1)
The stock option is fully vested and immediately exercisable.

(2)
These stock options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years.

(3)
The stock option is subject to an early exercise provision and is immediately exercisable.

(4)
The stock option is subject to an early exercise provision pursuant to which 34,013 shares become exercisable on each of January 1, 2014 and January 1, 2015.

(5)
Twenty-five percent of the restricted stock units vest on December 10, 2013, and 1/16th vest quarterly thereafter over the next three years.

(6)
The stock option is subject to an early exercise provision pursuant to which 46,728 shares become exercisable on each of January 1, 2014 and January 1, 2015.

 Option Exercises and Stock Vested at Fiscal 2013 Year-End

        The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock units during fiscal 2013 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Godfrey R. Sullivan	1,134,808	30,675,460	—	—
David F. Conte	119,931	3,071,854	170,068	4,794,217
Leonard R. Stein	61,472	1,605,034	110,000	1,726,759
Thomas E. Schodorf	22,500	666,528	—	—
Guido R. Schroeder	—	—	—	—

(1)
The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)
The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Pension Benefits and Nonqualified Deferred Compensation

        We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal 2013.

Executive Employment Arrangements

        The initial terms and conditions of employment for each of our named executive officers are set forth in written executive employment offer letters. With the exception of his offer letter, each of these letters was negotiated on our behalf by our CEO, with the oversight and approval of our board of directors or compensation committee. In January 2012, we entered into revised employment offer letters with Messrs. Sullivan, Conte, Stein, and Schodorf, and in March 2012, we entered into an employment offer letter with Mr. Schroeder. Each of these employment offer letters sets forth the terms and conditions of such executive's employment with us and provides for severance and change in control benefits, as described below under the "Potential Payments Upon Termination or Upon Termination Following a Change in Control" section.

  Godfrey R. Sullivan

        We entered into an initial employment offer letter, dated August 19, 2008, with Godfrey R. Sullivan, our President, Chief Executive Officer and Chairman, which set forth the initial terms and conditions of his employment with us. These terms and conditions were negotiated between Mr. Sullivan and our board of directors. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Sullivan. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Sullivan's annual base salary of $350,000 and his annual target cash bonus of 90% of his base salary. Mr. Sullivan's current base salary is $350,000 and his annual target incentive compensation is 90% of his base salary.

  David F. Conte

        We entered into an initial employment offer letter, dated June 30, 2011, with David F. Conte, our Senior Vice President and Chief Financial Officer. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Conte. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Conte's annual base salary of $275,000 and his annual target incentive compensation of 50% of his base salary. Effective February 1, 2013, the compensation committee increased Mr. Conte's base salary to $315,000 and his annual target incentive compensation to 60% of his base salary.

  Leonard R. Stein

        We entered into an initial employment offer letter, dated March 28, 2011, with Leonard R. Stein, our Senior Vice President, General Counsel and Secretary, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Stein. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Stein's current base salary of $250,000 and his annual target incentive compensation of 50% of his base salary. Effective February 1, 2013, the compensation committee increased Mr. Stein's base salary to $270,000 and retained his annual target incentive compensation at 50% of his base salary.

  Thomas E. Schodorf

        We entered into an initial employment offer letter, dated September 21, 2009, with Thomas E. Schodorf, our Senior Vice President, Field Operations, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 9, 2012, with Mr. Schodorf. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Schodorf's annual base salary of $275,000 and his annual target incentive compensation of 100% of his base salary. Effective February 1, 2013, the compensation committee increased Mr. Schodorf's base salary to $310,000 and retained his annual target incentive compensation at 100% of his base salary.

  Guido R. Schroeder

        We entered into an employment offer letter, dated March 23, 2012, with Guido R. Schroeder, our Senior Vice President, Products, which sets forth the initial terms and conditions of his employment with us. The letter describes Mr. Schroeder's annual base salary of $290,000 and his annual target incentive compensation of 50% of his base salary. Effective February 1, 2013, the compensation committee increased Mr. Schroeder's base salary to $310,000 and retained his annual target incentive compensation at 50% of his base salary.

Potential Payments Upon Termination or Upon Termination Following a Change in Control

        We have entered into agreements with each of our named executive officers that may provide for benefits under the circumstances described below if the named executive officer's employment is terminated under certain conditions and enhanced benefits if the termination occurs in connection with a change in control. The material terms of these benefits are set forth below.

        If, prior to the three-month period before a change in control or following the 12-month period after a change in control, a named executive officer's employment is terminated without cause, he will be eligible to receive the following benefits if he timely signs a release of claims:

  •
  a lump sum payment equal to six months of his then-current base salary (12 months, in the case of our CEO), plus a pro-rated portion of his annual target bonus for the year of termination;

  •
  payment by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible dependents (12 months, in the case of our CEO), or a lump sum payment of $12,000 if paying for COBRA premiums would result in an excise tax to us;

  •
  six months accelerated vesting of his outstanding equity awards (12 months, in the case of our CEO); and

  •
  six-month extension of the post-termination exercise period for his outstanding options.

        If, within the period commencing three months before a change in control and ending 12 months after a change in control, his employment is terminated without cause or he resigns for good reason, he will be entitled to the following benefits if he timely signs a release of claims:

  •
  a lump sum payment equal to 12 months of his then-current base salary (18 months, in the case of our CEO), plus a pro-rated portion of his annual target bonus for the year of termination (18 months of annual target bonus for the year of termination, in the case of our CEO);

  •
  payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents (18 months, in the case of our CEO), or a lump sum payment of $24,000 if paying for COBRA premiums would result in an excise tax to us;

  •
  100% accelerated vesting of his outstanding equity awards; and

  •
  six-month extension of the post-termination exercise period for his outstanding options.

        The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. For purposes of this table, a qualifying termination of employment is considered "in connection with a "change in control" if such termination occurs within the period commencing three months before and ending 12 months after a "change in control." Payments and benefits are estimated assuming that the triggering event took place on January 31, 2013. For purposes of valuing accelerated vesting, the values indicated in the table are calculated as the aggregate difference between the fair market value of a share of our common stock underlying the option on January 31, 2013, and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Named Executive Officer	Termination Without Cause ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Godfrey R. Sullivan
Severance payment(1)	665,000	997,500
Continued health coverage	18,302	27,453
Accelerated vesting (2)	—	—
Total:	$683,302	$1,024,953

David F. Conte
Severance payment(1)	275,000	412,500
Continued health coverage	9,151	18,302
Accelerated vesting	4,104,250	22,132,814

Total:	$4,388,401	$22,563,616

Leonard R. Stein
Severance payment(1)	250,000	375,000
Continued health coverage	9,151	18,302
Accelerated vesting	2,294,750	11,879,325

Total:	$2,553,901	$12,272,627

Thomas E. Schodorf
Severance payment(1)	412,500	550,000
Continued health coverage	10,242	20,484
Accelerated vesting	4,128,124	9,694,094

Total:	$4,550,866	$10,264,578

Guido R. Schroeder
Severance payment(1)	290,000	435,000
Continued health coverage	9,151	18,302
Accelerated vesting	6,364,375	21,684,400

Total:	$6,663,526	$22,137,702

(1)
This represents the sum of each named executive officer's base salary plus pro-rated target bonus amount, in each case, as was in effect as of January 31, 2013.

(2)
Mr. Sullivan did not hold any unvested equity awards or unvested shares as of January 31, 2013.

 Equity Compensation Plan Information

        The following table provides information as of January 31, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	21,822,254	4.26	9,500,268
Equity compensation plans not approved by stockholders	—	—	—

Total	21,822,254		9,500,268

(1)
Includes the following plans: 2012 Equity Incentive Plan (2012 Plan), 2003 Equity Incentive Plan and 2012 Employee Stock Purchase Plan ("2012 ESPP"). Our 2012 Plan provides that on February 1 of each fiscal year commencing in 2013, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) ten million (10,000,000) shares of common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on January 31 of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on February 1 of each fiscal year commencing in 2013, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) four million (4,000,000) shares of common stock, (ii) two percent (2%) of the aggregate number of outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by determined by our board of directors or any committee designated by the board of directors to administer the 2012 ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2013 for:

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all named executive officers and directors as a group.

        The information provided in the table is based on our records, information filed with the SEC, and information provided to us. For our 5% stockholders, to the extent we did not have more recent information, we relied upon such stockholders' most recent most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act as noted below. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

        Applicable percentage ownership is based 102,732,020 shares of common stock outstanding at March 31, 2013. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable within 60 days of March 31, 2013. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated in their respective footnote, the address of each beneficial owner listed in the table below is c/o Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Jennison Associates LLC(1)	6,926,663	6.7%
Wellington Management Company, LLP(2)	7,132,780	6.9%
Godfrey R. Sullivan(3)	5,297,855	5.0%
Named Executive Officers and Directors:
Godfrey R. Sullivan(3)	5,297,855	5.0%
David F. Conte(4)	733,860	*
Leonard R. Stein(5)	284,250	*
Thomas E. Schodorf(6)	700,573	*
Guido Schroeder(7)	850,000	*
John G. Connors	150,007	*
David M. Hornik	1,650	*
Thomas M. Neustaetter	115,788	*
Stephen G. Newberry	—	*
Graham V. Smith(8)	140,000	*
Nicholas G. Sturiale(9)	127,818	*
All executive officers and directors as a group (11 persons)(10)	8,401,801	7.8%

*
Represents beneficial ownership of less than one percent (1%).

(1)
As of December 31, 2012, the reporting date of Jennison Associates LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 11, 2013, Jennison Associates LLC ("Jennison"), in its capacity as investment adviser to several investment companies, insurance separate accounts and institutional clients ("Managed Portfolios"), was deemed to have sole voting power with respect to 4,018,595 shares and shared dispositive power with respect to 6,926,663 shares. Prudential Financial, Inc. ("Prudential") indirectly owns 100% of the equity interests of Jennison, and as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and/or dispositive power that Jennison may have with respect to the shares held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison's Schedule 13G may be included in the shares reported in the Schedule 13G filed by Prudential. The address for Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017. Prudential also filed a Schedule 13G with the SEC on February 13, 2013, in which it discloses beneficial ownership of 6,915,820 shares of our common stock. The address for Prudential is 751 Broad Street, Newark, New Jersey 07102-3777

(2)
As of December 31, 2012, the reporting date of Wellington Management Company, LLP's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 14, 2013, Wellington Management Company, LLP, in its capacity as investment adviser, was deemed to have shared voting power with respect to 5,033,531 shares and shared dispositive power over 7,132,780 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(3)
Consists of (i) 53,290 shares held of record by Mr. Sullivan; (ii) 2,256,350 shares held of record by the Godfrey and Suzanne Sullivan Revocable Trust dated December 5, 2000 for which Mr. Sullivan serves as a trustee; (iii) 20,000 shares held of record by Mr. Sullivan as custodian for his elder daughter; (iv) 20,000 shares held of record by Mr. Sullivan as custodian for his younger daughter; (v) 700 shares held directly by his younger daughter for which Mr. Sullivan disclaims beneficial ownership; and (vi) 2,947,515 shares exercisable within 60 days of March 31, 2013, all of which are fully vested.

(4)
Consists of (i) 96,469 shares held of record by Mr. Conte; and (ii) 637,391 shares exercisable within 60 days of March 31, 2013, of which 163,749 shares will be fully vested within 60 days of March 31, 2013.

(5)
Consists of (i) 1,470 shares held of record by Mr. Stein; and (ii) 282,780 shares exercisable within 60 days of March 31, 2013, of which 112,693 shares will be fully vested within 60 days of March 31, 2013.

(6)
Consists of (i) 363,381 shares held of record by Mr. Schodorf; and (ii) 337,192 shares exercisable within 60 days of March 31, 2013, all of which are fully vested.

(7)
Consists of 850,000 shares exercisable within 60 days of March 31, 2013, of which 230,208 shares will be fully vested within 60 days of March 31, 2013.

(8)
Consists of 140,000 shares held of record by Mr. Smith, of which 81,250 shares are re-purchasable by the company at the original exercise price within 60 days of March 31, 2013.

(9)
Consists of (i) 26,113 shares held of record by Mr. Sturiale; (ii) 101,562 shares exercisable within 60 days of March 31, 2013, all of which are fully vested; and (iii) 143 shares held directly by SRB Associates VIII L.P. ("SRBA VIII"). Mr. Sturiale is a general partner of SRBA VIII and disclaims beneficial ownership of the shares held by SRBA VIII except to the extent of his pecuniary interest in the shares.

(10)
Includes 5,156,440 shares subject to options exercisable within 60 days of March 31, 2013, of which 945,404shares will be vested within 60 days of March 31, 2013, and 81,250 shares are re-purchasable by the Company at the original exercise price within 60 days of March 31, 2013.

RELATED PARTY TRANSACTIONS

        We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

        Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors' Rights Agreement

        We are party to an investors' rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements and Indemnification Agreements

        We have entered into employment arrangements with certain current and former executive officers. See "Executive Compensation—Executive Employment Agreements."

        We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

        The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

        We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction. Our audit committee has determined that certain transactions do not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party's only relationship is as an employee or beneficial owner of less than 5% of that company's shares, transactions where a related party's interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Salesforce.com Transactions

        Mr. Smith, one of our directors, is an executive officer of salesforce.com. We have entered into commercial dealings with salesforce.com that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. Salesforce.com is our customer, and we are a customer of salesforce.com. We entered into these commercial dealings in the ordinary course of our business following review and approval by our audit committee. Our board of directors determined that Mr. Smith does not and did not have a direct or indirect material interest in any such commercial dealings.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2013 Annual Report and SEC Filings

        Our financial statements for the fiscal year ended January 31, 2013 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.splunk.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

*    *    *

        The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
San Francisco, California April 26, 2013

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two class I directors: O David M. Hornik O Thomas M. Neustaetter 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2014. 3. To conduct an advisory vote to approve the compensation of our named executive officers for the fiscal year ended January 31, 2013, as described in the proxy statement. 4. To conduct an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers; and 5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2 and Proposal 3, and for “1 YEAR” on Proposal 4. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF SPLUNK INC. June 13, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND PROPOSAL 3, AND FOR "1 YEAR" ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20230304000000000000 6 061313 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17592 2 YEARS 3 YEARS ABSTAIN 1 YEAR FOR AGAINST ABSTAIN

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 SPLUNK INC. Proxy for Annual Meeting of Stockholders on June 13, 2013 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Godfrey R. Sullivan and David F. Conte as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Splunk Inc. held of record by the undersigned at the close of business on April 15, 2013 at the Annual Meeting of Stockholders to be held June 13, 2013 at 3:30 p.m. Pacific Time at 139 Townsend St., Suite 150, San Francisco, California 94107, and at any adjournment thereof. (Continued and to be signed on the reverse side.)